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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULES

To the Board of Directors of
Strategic Hotel Capital, Inc.
Chicago, Illinois

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-112846 of Strategic Hotel Capital, Inc. of our report dated March 31, 2004, related to the consolidated financial statements of Strategic Hotel Capital, L.L.C. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statements of Financial Accounting Standards Nos. 133, 142 and 144), appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings "Selected Financial and Operating Data" and "Experts" in such Prospectus.

Our audits also included the financial statement schedules of Strategic Hotel Capital, L.L.C. listed in Item 36 of this Registration Statement. These financial statement schedules are the responsibility of the management of Strategic Hotel Capital, L.L.C. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP

Chicago, Illinois
June 23, 2004